EXHIBIT 99.1

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Modifications to Credit Facility

Bensalem, Pennsylvania, December 28, 2007:

Orleans Homebuilders, Inc. (AMEX: OHB) announced that on December 21, 2007, Orleans Homebuilders, Inc. (the “Company”) entered into the Fifth Amendment to the Amended and Restated Revolving Credit Loan Agreement (the “Fifth Amendment”), which was generally effective as of December 1, 2007.  The Fifth Amendment to the credit facility made modifications applicable to certain financial covenants and definitions, and it added certain other definitions.

Jeffrey P. Orleans, Chairman and Chief Executive Officer, commented: “We tried to demonstrate to the banks that while the Company believes it is still generally meeting management’s overall internal financial objectives for our June 30, 2008 fiscal year end, it is prudent in the current national homebuilding environment to attempt to enhance the Company’s financial position through the disposition of certain non-strategic assets.  By approving this amendment, we believe the banks have demonstrated they are comfortable with our strategy. This amendment increased our covenant flexibility to allow us to implement our plan prior to our December 31st taxation year end.  We very much appreciate the ongoing support of our long-standing bank group.”

Covenant modifications were made to the credit facility, including to the minimum consolidated tangible net worth, the maximum leverage ratio, the minimum debt service coverage ratio, the borrowing base definition, the maximum ratio of speculative units to historical closings, the minimum liquidity covenant and the interest spread grid.  Certain definitions were modified and/or added to the facility, including the definition of permitted debt, debt service, land sale impairments, inventory impairments, permitted debt and option agreement.

More specifically, the modifications include the following:

•                  The required minimum consolidated tangible net worth was generally reduced on a dollar-for-dollar basis up to certain amounts related to defined “land sale impairments” and other “inventory impairments”, provided that the minimum consolidated tangible net worth must be $130.0 million at all times.

•                  The maximum leverage ratio was increased, and the definition of “leverage ratio” was revised to provide that a specified “net debt” calculation shall generally be used for purposes of determining the leverage ratio, where the amount of the Company’s consolidated total indebtedness is reduced by average month-end balances of certain cash and cash equivalents in excess of $20.0 million and certain other permitted debt.

•                  The maximum leverage ratio measured at the end of each quarter was revised to be 4.00-to-1.00 for fiscal quarters ending on or after December 31, 2007.  In addition, as of the last day of each fiscal quarter ending on or after December 31, 2007, the leverage ratio, adjusted to exclude the effect of “land sales impairments” and other “inventory impairments” (each as defined in the Fifth Amendment) may not exceed 3.00-to-1.00.

•                  The definition of “consolidated total indebtedness” and “debt”  was amended to generally exclude amounts treated as debt under generally accepted accounting principals under certain defined “option agreements,” that generally relate to situations where the Company has the option, but not the obligation, to repurchase all or a portion of certain lots, where such lots were previously owned by the Company and to exclude certain liabilities arising out of certain model home sale and/or sale and leaseback transactions.

•                  The debt service coverage ratio covenant, which was previously eliminated for the fiscal quarter ending December 31, 2007, was amended to eliminate the covenant also for the fiscal quarter ending March 31, 2008, and the required minimum ratio was reduced in quarters thereafter.

•                  The definition of “debt service” was amended to exclude “interest” attributable under generally accepted accounting principles to any “option agreement” (as defined in the amendment) as well as any payments made pursuant to any “option agreement” and to subtract from debt service interest income.

•                  The maximum borrowing base availability attributable to (i) units not subject to a qualifying agreement of sale as a percentage of all units, and (ii) lots as a percentage of the overall borrowing base otherwise available, in the event certain amounts of model home sales are closed, were both amended to provide for an increased percentage in net advances for such borrowing base categories.  These modifications are effective for each borrowing base certificate applicable to periods between December 31, 2007 and August 31, 2008.

•                  The applicable spread was adjusted as of December 21, 2007 from 275.0 basis points to 300.0 basis points over the applicable LIBOR market index, based on the Covenant Compliance Certificate dated September 30, 2007, and such applicable spread will be adjusted quarterly going forward.  Effective upon the date the Company files its December 31, 2007 quarter end compliance certificate due no later than 50 days after the quarter end, this applicable spread is anticipated to increase.

•                  The existing required minimum liquidity covenant based on cash plus borrowing base availability was amended to generally increase the amount of liquidity required to be held by the Company by $5.0 million effective as of August 31, 2008.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, commented: “We believe this amendment of the revolving credit facility is a ‘good news’ amendment for both banks and shareholders.  The Company currently believes it would have otherwise been in full compliance with its previous bank covenants.  In our third quarter of fiscal 2007 conference call, we outlined two overriding principles to our core financial objectives: to actively manage industry risk and to manage balance sheet capital appropriately in any environment.  With this bank amendment, we have the flexibility to be proactive, and to immediately complete a targeted portfolio optimization strategy.  We thank our bank group for its continued support.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. (AMEX: OHB) develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following 14 distinct markets in nine states: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; Orlando and Palm Coast, Florida; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning meeting internal financial objectives, dispositions of assets and the impact thereof, enhancement of the Company’s financial position, and ongoing support from the Company’s banks.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions or that its portfolio optimization program will be successful.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC and its other periodic reports filed with the SEC.